UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): February 1, 2005

THE DIXIE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation)	0-2585 (Commission File Number)	62-0183370 (I.R.S. Employer Identification No.)

345-B Nowlin Lane, Chattanooga, Tennessee (Address of principal executive offices)	37421 (zip code)

Registrant's telephone number, including area code (423) 510-7010

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 1, 2005, the Compensation Committee of the Board of Directors of The Dixie Group, Inc. (the "Company") established the 2005 Leadership & Performance Incentive Award Plan (the "Plan").

Pursuant to the Plan, each executive officer has the opportunity to earn two separate bonus components in addition to his or her base salary - an Annual Incentive Award and a Long-Term Incentive Award. The Plan is administered by the Compensation Committee, which determines the range of potential Annual and Long-Term Incentive Award payments that may be earned, the performance criteria for determining the amount earned by each executive, and the form in which Long-Term Incentive Awards will be paid. In order to receive any payout under the Plan, an executive officer must be an employee of the Company at the time of such payout.

Annual Incentive Awards

For executive officers whose responsibilities are primarily related to the operations of one of the Company's business units, and for the Chief Executive Officer, the Annual Incentive Award component provides each participant with the opportunity to earn a cash bonus payment ranging from 16.7% to 100% of such participant's base salary. For executive officers in this category (other than the CEO), 50% of the amount of the Annual Incentive Award is determined based on the achievement of specified levels of their annual business unit earnings before interest and taxes from continuing operations ("EBIT"), 20% of the amount is determined based on the achievement of specified levels of annual corporate EBIT, 20% of the amount is determined based on performance goals related to inventory management, and the remaining 10% is determined based on the achievement of individual performance goals set by the Compensation Committee. For the CEO, 60% of the amount of the Annual Incentive Award is determined based on the achievement of specified levels of annual corporate EBIT, 20% of the amount is determined on performance goals related to inventory management, and 20% of the amount is based on individual performance goals set by the Compensation Committee.

For all other executive officers whose responsibilities are primarily related to corporate-level administration, the Annual Incentive Award component provides each participant with the opportunity to earn a cash bonus payment ranging from 15% to 60% of such participant's Base Salary, with 60% of the amount of the Annual Incentive Award determined based on the achievement of specified levels of annual corporate EBIT, 20% of the amount based on performance goals related to inventory management, and 20% of the amount based on the achievement of individual performance goals set by the Compensation Committee.

For all participants, payment of any Annual Incentive Award is conditioned on the achievement of specified minimum "threshold" levels for one or more elements of the applicable bonus formula. Annual Incentive Awards earned under the Plan will be paid to participants in cash on or prior to March 15, 2006.

Long-Term Incentive Awards

In the event that an executive officer achieves at least the performance levels required to receive a minimum "threshold" payout under the Annual Incentive Award component of the Plan, he or she also will receive an additional Long-Term Incentive Award, the value of which will be equal to either (a) 2 times the amount of the Annual Incentive Award earned for executive officers whose responsibilities are primarily related to the operations of one or more business units, and for the Chief Executive Officer, or (b) 1.5 times the amount of the Annual Incentive Award earned for executive officers whose responsibilities are primarily related to corporate-level administration.

The Long-Term Incentive award will be made in the form of stock options, restricted stock, or stock appreciation rights settled in company stock. Restricted stock awards would be issued under the Company's Stock Incentive Plan, valued based on the market price at the time of issue and would vest in three equal annual installments. Stock options would be issued under the Stock Incentive Plan and would have a six-year term (with the number of options based on the Black-Scholes or other valuation model selected by the Compensation Committee at the date of grant and vesting in four equal annual installments, beginning on the second anniversary of the date of grant). Stock Appreciation Rights would be issued under the Company's Stock Incentive Plan, would be valued at the date of grant on a valuation model selected by the Compensation Committee at the date of grant, and would vest over a term determined by the Compensation Committee. Long-Term Incentive Awards earned under the Plan will be granted to participants by March 15 of the following year. Vesting, valuation, or the amount of any such awards may be made contingent on such other criteria as the Compensation Committee shall determine at the time of the award. The Compensation Committee retains discretion to provide for the payout of Long-Term Incentive Awards in any other form of consideration, including cash payments.

Base salaries as of January 1st of the incentive plan year will be used to determine incentive awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 7, 2005	THE DIXIE GROUP, INC.
By: /s/ Gary A. Harmon Gary A. Harmon Chief Financial Officer